Applied Digital Announces New U.S. Based High Investment-Grade Hyperscaler Tenant at Delta Forge 1, a 430 MW AI Factory Campus
New 15-Year Lease Expands Total Contracted Revenue to Over $23 Billion
DALLAS, April 23, 2026 (GLOBE NEWSWIRE) -- Applied Digital (NASDAQ: APLD), a designer, builder, and operator of high-performance, sustainably engineered data centers and colocation services for artificial intelligence, cloud, networking, and blockchain workloads, today announced it has entered into a lease agreement with a new U.S. based high investment-grade hyperscaler at its 430 MW AI Factory campus, Delta Forge 1.
This lease represents approximately $7.5 billion in total contracted value over an estimated 15-year lease term and covers 300 megawatts (MW) of critical IT load, purpose-built to support the hyperscaler’s artificial intelligence (AI) and high-performance compute (HPC) infrastructure.
With this agreement, the tenant becomes Applied Digital’s second U.S. based investment-grade hyperscaler across three AI Factory campuses. This addition expands total contracted lease revenue to over $23 billion and further diversifies the company’s customer base with a third hyperscale tenant. More than 50% of total contracted revenue is now backed by investment-grade customers.
"We remain focused on delivering operational AI capacity at scale,” said Wes Cummins, Chairman and Chief Executive Officer of Applied Digital. “With this agreement, we now have two U.S. based investment-grade hyperscalers across our portfolio, marking an important step in the continued diversification of our customer base and strengthening the overall quality and visibility of our contracted revenue. Our priority remains execution –– bringing capacity online on schedule and operating it with discipline over the long term.”
Delta Forge 1 is Applied Digital’s newest AI Factory campus, spanning more than 500 acres and designed from the ground up to support large-scale AI workloads. The campus integrates high-density power delivery, advanced cooling architecture, and disciplined operational design to enable consistent performance at scale.
Built on Applied Digital’s repeatable AI Factory model, Delta Forge 1 is engineered to support both training and inference workloads in high-density environments. Initial operations at Delta Forge 1 are anticipated to commence in mid-2027.
In other development-related activity, Applied Digital expects to enter into an up to $300 million senior secured bridge facility to fund continued development of the 150 MW Building 3 data center located on its Polaris Forge 1 campus, and an up to $300 million senior secured revolving credit facility to fund pre-lease and post-lease development activities across Applied Digital’s platform, as well as general working capital needs and transaction expenses. These credit facilities are expected to be on customary market terms for facilities of this type, to close promptly, and be provided by a syndicate of bank lenders.
About Applied Digital
Applied Digital (Nasdaq: APLD) named Best Data Center in the Americas 2025 by Datacloud — designs, builds, and operates high-performance, sustainably engineered data centers and colocation services for artificial intelligence, cloud, networking, and blockchain workloads. Headquartered in Dallas, TX, and founded in 2021, the company combines hyperscale expertise, proprietary waterless cooling, and rapid deployment capabilities to deliver secure, scalable compute at industry-leading speed and efficiency, while creating economic opportunities in underserved communities through its award-winning Polaris Forge AI Factory model.
Learn more at applieddigital.com or follow @APLDdigital on X and LinkedIn.
Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives, and future financing plans. These statements use words, and variations of words, such as “will,” “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements that reflect perspectives and expectations regarding lease agreements and any current or prospective data center campus development; (ii) statements about the high-performance computing (HPC) industry; (iii) statements of company plans and objectives, including the company’s evolving business model, or estimates or predictions of actions by suppliers; (iv) statements of future economic performance; (v) statements of assumptions underlying other statements and statements about the company or its business; and (vi) the company’s plans to obtain future project financing. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the company’s expectations and projections. These risks, uncertainties, and other factors include, among others: our ability to complete construction of our data center campuses as planned; the lead time of customer acquisition and leasing decisions and related internal approval processes; changes to artificial intelligence and HPC infrastructure needs and their impact on future plans; costs related to the HPC operations and strategy; our ability to timely deliver any services required in connection with completion of installation under lease agreements; our ability to raise additional capital to fund the ongoing datacenter construction and operations; our ability to obtain financing of datacenter leases and more broadly for our development and general corporate activities, including our ability to close the two anticipated $300 million senior secured credit facilities, on acceptable financing terms, or at all; our dependence on principal customers, including our ability to execute and perform our obligations under our leases with key customers; our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; availability of financing to continue to grow our business; decline in demand for our products and services; maintenance of third party relationships; and conditions in the debt and equity capital markets. A further list and description of these risks, uncertainties, and other factors can be found in the company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including in the sections captioned “Forward-Looking Statements” and “Risk Factors,” and in the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, on the company’s website (www.applieddigital.com) under “Investors,” or on request from the company. Information in this press release is as of the dates and time periods indicated herein, and the company does not undertake to update any of the information contained in these materials, except as required by law.
Media Contact
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